CONSENT AND CERTIFICATION
                       BY FUTURES COMMISSION MERCHANT

1. James A. Gary, (the "Undersigned") of The Chicago Corporation., Futures Commission Merchant, (the "FCM"), first duly authorized by the FCM, hereby consents to The Chicago Corporation being named as a FCM in a Form S-1 Prospectus, as amended, filed with the Securities and Exchange Commission under number 33-96292 by Fremont Fund, Limited Partnership, (the "Fund") in connection with a proposed offering of limited partnership interests (the "Units") to the public as described in said Prospectus.

2. The Undersigned hereby certifies that the statements and information set forth in the Prospectus with respect to the FCM are accurate, complete and fully responsive to the requirement of disclosure of the material facts related to it and the relationship of the FCM with the Fund and such disclosures do not omit any information required to be stated therein with respect to the FCM which are necessary to make the statements and information therein with respect to it, not misleading.

3. The Undersigned agrees to perform the terms of the New Account Forms and to supply all information required, including, but not limited to, daily trade confirmation, monthly account statements and daily account runs. The Undersigned agrees further to take those actions reasonably required of the FCM by any regulatory or tax authority to keep the FCM and its customers in full compliance with all laws and regulations applicable to the operation of the FCM.



                                              James A. Gary
                                              James A. Gary
                                              Executive Vice President
                                              The Chicago Corporation
                                              208 South LaSalle
                                              Chicago, IL 60604

Date: 3/25/96